Exhibit 10.6

PARTICIPATION AGREEMENT

REDACTED, SOUTH ADDITION

This Participation Agreement (“Agreement”) is made and entered into effective as of the 1st day of December, 2008 (the "Effective Date"), by and between Newfield Exploration Company (“Newfield”) and Ridgewood Energy Corporation (“Ridgewood”).  Newfield and Ridgewood are also sometimes hereinafter referred to collectively as the “Parties” or individually as a “Party”.

WITNESSETH:

WHEREAS, Newfield owns 100% record title interest in Redacted, South Addition, Block Redacted and Ridgewood would like to participate in the drilling of the Redacted No. 1 Well.

WHEREAS, the Agreement covers the following oil and gas lease and area, hereinafter referred to as the “Contract Area”:

Oil and Gas Lease effective August 1, 2008 by and between the United States of America as Lessor, and Newfield Exploration Company, as Lessee, covering all of Redacted, South Addition OCS Leasing Map,.Redacted containing approximately 5000 acres.

WHEREAS, Ridgewood agrees to bear a disproportionate share of drilling costs associated with the Test Well (defined in Article 4 hereinbelow) in order to earn an interest in the Contract Area, pursuant to the terms and conditions of this Agreement.

WHEREAS, the Parties desire to enter into this Agreement to set forth the manner in which the cost of drilling, producing and operating wells, and the production from the Contract Area and interest in the Contract Area shall be shared and/or owned.

NOW, THEREFORE, for the consideration, being the mutual benefits and advantages accruing hereunder, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1 – Interest of the Parties

The costs, risk and liabilities associated with the exploration and development of the Contract Area (including all wells, platforms, pipelines, facilities and equipment associated directly with the specified operations herein) and all oil and gas produced from wells drilled pursuant to the terms hereof, shall be borne and owned, subject to the terms and conditions set out herein, and unless otherwise agreed, by the Parties in accordance with the following percentage working interests (“Working Interests”):

Party	Working Interests
Newfield	66.6666%
Ridgewood	33.3333%*

*Subject to an obligation to pay a disproportionate share of Test Well costs, as further described in Article 3.

Article 2 - Operating Agreement

2.1           Newfield is designated as the Operator of the Contract Area, and all operations conducted on the Contract Area shall be performed in accordance with and shall be subject to the terms and provisions of this Agreement, and the Operating Agreement attached hereto as Exhibit “A” (“Operating Agreement”).  The Parties shall execute the Operating Agreement simultaneously with this Agreement.

2.2           Notwithstanding anything herein to the contrary, the non-consent penalties set forth in Article 13 of the Operating Agreement shall not be applicable to drilling operations on the Test Well, or substitute therefore, prior to the Parties drilling an Earning Well (as hereinafter defined).

Article 3 - Test Well

3.1          Newfield will commence drilling operations for the Redacted, South Addition (Redacted) No. 1 Well (“Test Well”) on or before February 1, 2009.  The Test Well is planned to be drilled in accordance with Newfield’s AFE No. 18064 attached hereto as Exhibit “B” (“AFE”).  The Test Well will be drilled to an approximate depth of 9,409’ MD 7,975’ TVD, or a depth sufficient to test the “Redacted Sands”, whichever depth is shallower (“Contract Depth”).

3.2           As additional consideration for the opportunity to earn its Working Interest in the Contract Area, the Parties will pay the following percentages of the costs to drill the Test Well to Casing Point (as described in Article 3.3 below):

Newfield	46.67200%

Ridgewood	53.32800%

The dry hole well cost for the Test Well is estimated to be $13,610,736.00 (“Dry Hole Cost”) as outlined on the above referenced drilling AFE.  Ridgewood’s disproportionate cost sharing will cease once cumulative costs and expenses for the Test Well, and if drilled, the substitute well therefore, exceeds 110% of $10,700,000.00 as outlined in Letter Agreement dated July 29, 2008 or upon reaching Casing Point, whichever occurs first.  Thereafter Newfield will bear its 66.67% and Ridgewood will bear its 33.33% share of subsequent costs, subject to the non-consent rights set out in the Operating Agreement.

Additionally, within 10 days prior to spud, but no earlier, Newfield shall invoice Ridgewood and Ridgewood shall timely pay its proportionate share of lease sunk costs equal to $1,651,502.00 ($4,955,000.00 x 33.33% Working Interest).  At such time as Ridgewood pays it’s proportionate share of the lease sunk costs, Newfield will assign Ridgewood 33.33% Record Title Interest.

3.3           Casing Point is defined as that point in time when the Test Well, or substitute well therefor, has been drilled to the Contract Depth, and all open-hole logs and all appropriate tests have been performed and delivered to the Parties, and a recommendation is made to (i) set casing and complete the well, (ii) plug and abandon the well or (iii) conduct other operations as provided within the priority of operations outlined within the Operating Agreement.

3.4           If the Test Well is either, i) unable to reach the Contract Depth due to encountering domal material, heaving shale, saltwater, salt or other impenetrable substance, or suffers any adverse condition (mechanical, structural, stratigraphic or otherwise) in drilling said well, which substance or condition cannot be overcome at a reasonable cost by means considered customary or ordinary in the industry; or, ii) plugged and abandoned as a dry hole, then any Party shall have the right to propose a substitute well in the same manner as provided for hereinabove. Ridgewood shall have the option, but not the obligation, to participate in such substitute well; however, if Ridgewood elects not to participate in a substitute well, it shall relinquish all of its right, title and intrest in the Contract Area and reassign to Newfield all of its Record Title Interest in the Contract Area.  If actual drilling operations are commenced on the substitute well within ninety (90) days from the date of rig release of the Test Well, then said well shall be considered the Test Well for purposes of this Agreement.

Article 4 - Assignment and Assumption of Rights

4.1           The interest assigned to Ridgewood pursuant hereto will be subject to its proportionate share of the federal 18.75% royalty and a proportionately reduced 2% ORRI in favor of Newfield Exploration Company.  The interest shall be free and clear of any other overriding royalty interest, production payments, or other burdens on production.

Article 5 - Ownership of Production

Production from each well drilled on the Contract Area will be owned pursuant to the terms of this Agreement and the Operating Agreement.

Article 6 - Insurance

In connection with any drilling and/or production operations on the Contract Area, the Operator shall carry the type and amount of insurance required by the Operating Agreement.  No other insurance shall be required of the Operator hereunder.

Article 7 - Confidentiality

Except for required disclosures, including but not limited to disclosures to governmental agencies and/or stock exchanges, as provided in the Operating Agreement, no Party shall release any geological, geophysical, or reservoir information or any logs or other information pertaining to the progress, tests, or results of any well drilled pursuant to this Agreement, without the prior approval of the other Party.

Article 8 - Conflicts

In the event of any conflict between the terms and conditions as set forth herein and the terms and conditions set forth in the Operating Agreement, the terms and condition set forth herein shall control.

Article 9 - Notices

All notices, requests or demands to be given under this Agreement shall be in writing and shall be deemed to have been given (i) three (3) business days after being sent by registered mail or certified mail, postage prepaid, or (ii) on the day sent, if hand delivered or sent by facsimile, with receipt confirmed and verbal confirmation, in each case addressed as follows or to such other address as may have been furnished in writing to the other Parties hereto in accordance herewith:

If to Newfield:	If to Ridgewood:
Newfield Exploration Company	Ridgewood Energy Corporation
363 N. Sam Houston Pkwy. E., Suite 2020	11700 Katy Freeway, Suite 280
Houston, Texas 77060	Houston, Texas 77079
Attention: Ms. Christina Linscomb	Attn: Mr. W. Greg Tabor
Office Phone: (281) 847-6074	Office Phone: (281) 293-8449
Fax Number: (281) 405-4207	Fax Number: (281) 293-7705

Article 10 - Topical Headings

Topical headings appearing at the top of each numbered article have been inserted for convenience only and are to be given no force or affect whatsoever in the interpretation of this Agreement.

Article 11 - Successors and Assigns

This Agreement shall be binding upon each Party and their successors and assigns. An assignment by a Party of any lands affected by this Agreement shall be made expressly subject to, and the assignee shall expressly agree to assume and comply with, the terms and provisions of this Agreement and the Operating Agreement.

Article 12 - Counterpart Execution

This Agreement may be executed by signing the original or a counterpart thereof.  If this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if all the Parties had signed the same instrument.  However, this Agreement shall not be effective as to any Party, until it has been executed by all Parties.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date hereinabove first written.

WITNESSES:	NEWFIELD EXPLORATION COMPANY

	By:	/s/ W.M. Blumenshine
	Name:	W.M. Blumenshine
	Title:	Vice President - Land

WITNESSES:	RIDGEWOOD ENERGY CORPORATION

	By:	/s/ W. Greg Tabor
	Name:	W. Greg Tabor
	Title:	Executive Vice President